UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                               SAFLINK Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    786578302
                  --------------------------------------------
                                 (CUSIP Number)

                                November 24, 2003
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  2  OF 9 PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital International Fund Ltd.
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
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      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  3  OF 9 PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  4  OF 9 PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ms. Margaret Chu
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  5  OF 9 PAGES

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ITEM 1(A).        NAME OF ISSUER:

                  SAFLINK Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  777 108th Avenue N.E.
                  Suite 2100
                  Bellevue, Washington 98004

ITEM 2(A).        NAME OF PERSON FILING.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(C).        CITIZENSHIP.

                  Sargon Capital International Fund Ltd.(the "Reporting Person") c/o Sargon Capital, LLC
                  6 Louis Drive
                  Montville, NJ 07045
                  British Virgin Islands corporation

                  Sargon Capital, LLC (the "Investment Advisor")
                  6 Louis Drive
                  Montville, NJ 07045
                  Delaware limited liability company

                  Ms. Margaret Chu ("Ms. Chu")
                  Manager of the Investment Advisor
                  6 Louis Drive
                  Montville, NJ 07045
                  United States citizen

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

ITEM 2(E).        CUSIP NUMBER:

                  786578302

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  6  OF 9 PAGES

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ITEM 4.           OWNERSHIP.  As of November 24, 2003

                  The Reporting Person, the Investment Advisor and Ms. Chu:

                  (a) Amount beneficially owned: 0 shares of Common Stock.

                  (b) Percent of Class: 0%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 0

                           (ii) shared power to vote or direct the vote: 0

                           (iii) sole power to dispose or direct the disposition
                                 of: 0

                           (iv) shared power to dispose or direct the
                                disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not  Applicable.


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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  7  OF 9 PAGES

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ITEM 10. CERTIFICATION.

         By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  8  OF 9 PAGES

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                                    SIGNATURE

         After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

         Dated: January 9, 2004

                                          SARGON CAPITAL INTERNATIONAL FUND LTD.
                                          By:  Sargon Capital, LLC,
                                               its Investment Advisor

                                               By: /s/ Margaret Chu
                                                   -----------------------------
                                                   Name:  Margaret Chu
                                                   Title: Manager

                                          SARGON CAPITAL, LLC


                                               By: /s/ Margaret Chu
                                                   -----------------------------
                                                   Name:  Margaret Chu
                                                   Title: Manager


                                                   /s/ Margaret Chu
                                                   -----------------------------
                                                          Margaret Chu

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CUSIP NO. 786578302               SCHEDULE 13G               PAGE  9  OF 9 PAGES

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                                    EXHIBIT A
                             JOINT FILING AGREEMENT

This Agreement is filed as an exhibit to Schedule 13G being filed by Sargon Capital International Fund Ltd., Sargon Capital, LLC and Ms. Margaret Chu in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

Dated: January 9, 2004

                                          SARGON CAPITAL INTERNATIONAL FUND LTD.
                                          By:  Sargon Capital, LLC,
                                               its Investment Advisor

                                               By: /s/ Margaret Chu
                                                   -----------------------------
                                                   Name:  Margaret Chu
                                                   Title: Manager

                                          SARGON CAPITAL, LLC


                                               By: /s/ Margaret Chu
                                                   -----------------------------
                                                   Name:  Margaret Chu
                                                   Title: Manager


                                                   /s/ Margaret Chu
                                                   -----------------------------
                                                          Margaret Chu